Becker & Company, CPAs
2192 Dupont Drive, Suite 205, Irvine, California 92612
Tel  949 833-9796   Fax  949 833-2810   Email cpabecker@aol.com



June 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Epic Financial Corporation's Form 8-K dated June 16, 2003, and are in agreement with the statements in Item 4 contained therein.

Cordially,

/s/ Philip E. Becker
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Becker & Company, CPAs